Exhibit 99.3

PRESS RELEASE AIG 175 Water Street, New York, NY 10038 www.aig.com	Contacts: Sabra Purtill (Investors): sabra.purtill@aig.com Shelley Singh (Investors): shelley.singh@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG to Pursue Separation of Life & Retirement Business

NEW YORK, October 26, 2020 -- American International Group, Inc. (NYSE: AIG) today announced its intention to separate its Life & Retirement business from AIG.

The company’s executive management team, with assistance from independent financial and legal advisors and oversight from the AIG Board of Directors, conducted a comprehensive review of the company’s current composite structure, including strategic, operational, capital and tax implications. As a result of this review, executive management recommended, and the Board has decided to pursue, a separation of the Life & Retirement business from AIG.

AIG’s executive management and Board believe a simplified corporate structure will unlock significant value for shareholders and other stakeholders. Although no decisions have been made as to how to achieve a full separation, the Board’s intent is to accomplish it in a way that maximizes shareholder value and establishes two independent, market leading companies.

Brian Duperreault, AIG’s Chief Executive Officer, stated, “Over the last three years, we have taken significant action to de-risk AIG and position the company for profitable growth, including fortifying General Insurance, diversifying Life & Retirement, significantly strengthening AIG’s capital and liquidity position, and building a world-class team. This foundational work has positioned AIG to pursue a separation of Life & Retirement enabling both companies to prosper as stand-alone entities.”

Peter S. Zaffino, AIG’s President & Global Chief Operating Officer, and CEO-elect, stated, “Across AIG, we have made significant progress executing on our strategy to deliver value for our clients, distribution partners, shareholders and other stakeholders. Our businesses can be further strengthened by separating Life & Retirement from AIG, which we believe will enable each entity to achieve a more appropriate and sustainable valuation.”

Douglas M. Steenland, speaking on behalf of the AIG Board of Directors, added, “The Board worked closely with executive management as they conducted a comprehensive review of AIG’s composite structure, and AIG’s Directors are confident that a separation of Life & Retirement from AIG will create value for shareholders and benefit all stakeholders.”

Since late 2017, the General Insurance business has been successfully executing foundational work to reposition its portfolio and reduce volatility through disciplined underwriting and expense control within a clearly defined risk appetite and comprehensive reinsurance strategy. As a market leader, General Insurance will continue to focus on achieving long-term, profitable growth.

As an independent company, the Life & Retirement business will be well positioned to build value for shareholders by leveraging a broad product portfolio and diverse distribution to tailor its offerings to best meet the evolving needs of customers and distributors.

Any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission. No assurance can be given regarding the form that a separation transaction may take or the specific terms or timing thereof, or that a separation will in fact occur.

This news release is not an offer to sell, or a solicitation of an offer to buy, any securities.

In separate press releases issued today, AIG announced leadership transitions for its executive team and Board of Directors and an update on catastrophe losses, including COVID-19 catastrophe-related losses, for the quarter ended September 30, 2020, as well as Life & Retirement and Legacy annual actuarial assumptions.

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American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

Certain statements in this press release may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and AIG may make related oral forward-looking statements on or following the date hereof. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal,” or “estimate,” and include without limitation statements regarding an intent to separate the Life & Retirement business from AIG, the specific terms or timing of any separation transaction and the potential benefits that may be realized as a result of a separation transaction. It is possible that AIG’s actual results, developments, business decisions and financial condition will differ, possibly materially, from those indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results, developments, business decisions and financial condition to differ, possibly materially, include economic conditions affecting the industries in which AIG’s businesses operate, the uncertainty of regulatory approvals including in connection with any separation transaction, AIG’s ability to satisfy the necessary conditions to consummate a separation transaction on a timely basis or at all, and AIG’s ability to successfully separate the Life & Retirement business and realize the anticipated benefits from a separation. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.